EXHIBIT 99.8

EXECUTION COPY

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Noncompetition Agreement”) is being executed and delivered as of October 28, 2012, by [•] (“Stockholder”) in favor of, and for the benefit of Riverbed Technology, Inc., a Delaware corporation (“Parent”), and the other Beneficiaries. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 14. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger dated as of the date of this Noncompetition Agreement (the “Merger Agreement”) among Parent, Octagon Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and OPNET Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Stockholder is a substantial security holder and a key employee of the Company, and has obtained and developed extensive and valuable knowledge and confidential information concerning the business of the Acquired Corporations. Furthermore, Stockholder, in the course of his employment with the Company, has developed goodwill for the benefit of the Acquired Corporations.

B. Concurrently with the execution and delivery of this Noncompetition Agreement, Parent, Acquisition Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to Stockholder, which provides for, among other things, the making of an exchange offer (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Acquisition Sub for all of the outstanding shares of Company Common Stock, and the merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C. It is anticipated that, following the Acceptance Time, Stockholder will remain a key employee of the Company and will continue to obtain and develop extensive and valuable knowledge and confidential information concerning the business of the Acquired Corporations, Parent and certain of Parent’s other Affiliates.

D. Parent wishes to protect its investment in the assets, business and goodwill of the Acquired Corporations, including the confidential and proprietary information possessed by Stockholder, by restricting the activities of Stockholder that might compete with or harm such assets, business or goodwill. Parent intends to employ the confidential information and goodwill of the Acquired Corporations throughout the Restricted Territory.

E. Pursuant to the Offer, Stockholder will tender all of his shares of Company Common Stock to Acquisition Sub and, upon consummation of the Offer, will be entitled to receive the Offer Price per share of Company Common Stock so tendered, to be paid by Acquisition Sub pursuant to the terms and conditions of the Merger Agreement.

F. In connection with, and as a condition to the consummation of, the transactions contemplated by the Merger Agreement, and to enable Parent to secure more fully the benefits of such transactions, Parent has required that Stockholder enter into this Noncompetition Agreement, and Stockholder is entering into this Noncompetition Agreement in order to induce Parent to consummate the transactions contemplated by the Merger Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder agrees as follows:

1. Restriction on Competition. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not, and Stockholder shall ensure that his Affiliates do not:

(a) engage directly or indirectly in Competition in any part of the Restricted Territory; or

(b) directly or indirectly be or become: (i) an officer, director, securityholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, developer, coder, consultant, advisor or manager of, for or to: (A) any Specified Competitor; or (B) the division, department or unit of any other Person, where such division, department or unit engages directly in Competition in any part of the Restricted Territory; or (ii) a securityholder, owner or co-owner of any Person that engages directly in Competition in any part of the Territory;

provided, however, that Stockholder or any of its Affiliates may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (i) such shares are actively traded on an established national securities market; and (ii) the number of shares of such corporation’s capital stock that are owned beneficially by Stockholder and the number of shares of such corporation’s capital stock that are owned beneficially by Stockholder’s Affiliates collectively represent less than one percent of the total number of shares of such corporation’s capital stock that is outstanding. For purposes of this Section 1, the term “owned beneficially” does not include ownership in a mutual fund or similar investment vehicle over which Stockholder or any of its Affiliates do not exercise a controlling interest or exercise control over investment decisions.

2. No Hiring or Solicitation of Employees, Consultants or Independent Contractors. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not, and Stockholder shall ensure that his Affiliates do not:

(a) hire any Specified Individual as an employee, developer, coder, consultant or independent contractor;

(b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment, consulting or independent contractor relationship with Parent or any of its Affiliates; or

(c) directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of Parent, the Company or any Affiliate of Parent with a Person that is a Customer or Potential Customer on or prior to the Acceptance Time;

provided, however, that Stockholder or any of its Affiliates may, without violating this Section 2, directly or indirectly: (i) make any general solicitation for employees or engage in public advertising of employment opportunities (including through the use of employment agencies) not specifically directed to any of the Specified Individuals or the Specified Individuals as a group; (ii) employ or attempt to employ any Specified Individual whose employment with Parent, the Company or any of their respective Affiliates is terminated after the Acceptance Time by Parent, the Company or any of their respective Affiliates; (iii) employ or attempt to employ any Specified Individual more than one hundred eighty (180) days after his or her employment with the Parent, the Company or any of their respective Affiliates ended for any reason other than termination by the Parent, the Company or any of their respective Affiliates; or (iv) hire any entity that is generally engaged in providing consulting services, employs more than 1 employee and was not formed for the purpose of violating Section 2(a) or 2(b) hereof.

3. Representations and Warranties. Stockholder represents and warrants, to and for the benefit of the Beneficiaries, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of any Contract by which Stockholder or any of his Affiliates is bound.

4. Specific Performance. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision set forth in this Noncompetition Agreement: (a) Parent and each of the other Beneficiaries will suffer irreparable harm which cannot adequately be compensated by monetary damages; and (b) Parent and each of the other Beneficiaries shall be entitled, without proof of actual damages, in addition to any other remedy that may be available to it, including monetary damages, to obtain: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. Stockholder further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Stockholder irrevocably waives any right it may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

5. Remedies Cumulative.

The rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the other Beneficiaries under this Noncompetition Agreement, and the obligations and liabilities of Stockholder under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable Legal Requirements, as well as under that certain Proprietary Information and Inventions Agreement between Stockholder and the Company or any of the Company’s subsidiaries (the “Company PIIA”) or any Employee Proprietary Information and Inventions Agreement or similar agreement entered into by Stockholder for the benefit of Parent in connection with the transactions contemplated by the Merger Agreement (the “Parent PIIA”). Nothing in this Noncompetition Agreement shall limit any of the rights or remedies of Parent or any of the other Beneficiaries under the Merger Agreement, the Company PIIA or any Parent PIIA, and nothing in the Merger Agreement, the Company PIIA or any Parent PIIA shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent or any of the other Beneficiaries, under this Noncompetition Agreement. Notwithstanding anything to the contrary contained in, the terms of this Noncompetition Agreement shall govern and control in the event of any conflict with the terms of the Company PIIA or Parent PIIA.

6. Severability. Any term or provision of this Noncompetition Agreement that is deemed or determined to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Noncompetition Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Maryland (without giving effect to principles of conflicts of laws).

(b) Any action, suit or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Maryland. Each party to this Noncompetition Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Maryland (and each appellate court located in the State of Maryland) in connection with any such action, suit or other legal proceeding; (ii) agrees that each state and federal court located in the State of Maryland shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or other legal proceeding commenced in any state or federal court located in the State of Maryland, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or other legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

(c) Nothing in this Section 7 shall be deemed to limit or otherwise affect the right of Parent or any other Beneficiary to commence any legal proceeding for an injunction arising out of or related to a violation of this Noncompetition Agreement in any jurisdiction where the substantial portion of the conduct giving rise to the action is occurring.

(d) TO THE MAXIMUM EXTENT PERMITTED BY LAW, STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

8. Waiver. No failure on the part of any Beneficiary to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any Beneficiary in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Beneficiary shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Beneficiary; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9. Successors and Assigns. This Noncompetition Agreement shall be binding upon Stockholder and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Noncompetition Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Stockholder shall not be permitted to assign any of his rights or delegate any of his obligations under this Noncompetition Agreement. Any attempted assignment or delegation by Stockholder in violation of this Section 9 shall be null and void.

10. Attorneys’ Fees. If any action, suit or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against Stockholder, the prevailing party in such action, suit or other legal proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled).

11. Headings. The bold-faced headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12. Construction.

(a) For purposes of this Noncompetition Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Stockholder and Parent agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.

(c) As used in this Noncompetition Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.

(d) Except as otherwise indicated, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

13. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each party sought to be bound by any such amendment, modification, alteration or supplement.

14. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of this Noncompetition Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (it being understood that, for purposes of this definition of “Affiliate,” Stockholder is not and will not be deemed to be under the control of any other Person).

(b) “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent (including Acquisition Sub); (iii) the Company; and (iv) the successors and assigns of each of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” of this sentence.

(c) A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s subsidiaries or other Affiliates is engaged or involved directly or indirectly (including as a project manager) in:

(i) the design, development, implementation, marketing, sale, licensing, distribution or provision of any software, hardware, system or technology used in or developed for application performance management, network performance management or network engineering, operations and planning; or

(ii) the provision of services relating to any one or more of the foregoing.

Notwithstanding the foregoing, “Competition” does not include any activity relating to any product or service that has been affirmatively divested, abandoned, assigned, sold or transferred by the Company (in each case other than to Parent or any of its Affiliates) after the date of this Noncompetition Agreement.

(d) “Customer or Potential Customer” shall mean any Person who or which, at any time during the one (1) year prior to the Acceptance Time, (i) contracted for, was billed for, or received from the Company any product, service or process with which the Stockholder worked directly or indirectly during Stockholder’s employment by the Company; (ii) had business with the Company that Stockholder managed; (iii) was in contact with Stockholder or in contact with any other employee, owner, or agent of the Company, of which contact Stockholder was aware, concerning any product, service or process with which Stockholder worked directly or indirectly during his employment with the Company; or (iv) was solicited by the Company in an effort in which Stockholder was involved or of which Stockholder was aware.

(e) “Noncompetition Period” shall mean the period commencing on the Acceptance Time and ending on the [second][third] anniversary of the Acceptance Time.

(f) “Restricted Territory” shall mean each of the fifty states of the United States and each other jurisdiction where any Acquired Corporation engaged in any business or activity or sold any products or services prior to the Acceptance Time.

(g) “Specified Competitor” shall mean: (i) Compuware; (ii) CA Technologies; (iii) NetScout; (iv) AppDynamics; (v) New Relic; (vi) BMC Software; and (vii) any Affiliates of or successors to the entities identified in clauses “(i)” through “(vi)” of this sentence. Notwithstanding the foregoing, if at least a majority of the outstanding voting securities (or all or substantially all of the assets) of a Specified Competitor are acquired by a third party, Specified Competitor shall not include a division, department or unit of such successor Specified Competitor that does not engage in Competition.

(h) “Specified Individual” shall mean: (i) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of any Acquired Corporation on, or during the 180 days prior to, the Acceptance Time; and (ii) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of the Parent or any of its Affiliates at any time from the Acceptance Time until the termination of Stockholder’s employment with the Company, and with whom Stockholder has or has had direct and substantial contact (or with respect to whom Stockholder obtains or obtained confidential information) during such period.

15. Entire Agreement. This Noncompetition Agreement and the other agreements referred to herein (including the Company PIIA and any Parent PIIA) set forth the entire understanding of Stockholder and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between Stockholder and Parent relating to the subject matter hereof and thereof. For the avoidance of doubt, this Noncompetition Agreement shall not supersede the Company PIIA or the Parent PIIA.

16. Effective Date. This Noncompetition Agreement shall become effective upon the Acceptance Time.

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IN WITNESS WHEREOF, Stockholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

STOCKHOLDER:

Name: [•]

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